Office Lease

THIS LEASE is made as of July 1, 2001, between Cambridge Consultants, Inc. (the ALandlord@) and Mentor Promotions, Inc. and Texas Fresh Air, Inc. (the ATenant@).

1.

Lease. The Landlord leases to the Tenant Office Building comprising 2,178 s.f., commonly known as 5031 Gordon Smith, Rowlett, Texas 75088 (the ABuilding@) on a month to month basis starting July 1, 2004 and continuing until vacated or until March 31, 2006, whichever is sooner.

2.

Rent. The Tenant shall pay to the Landlord rent (the ARent@) during the Term in the amount of $800.00 per month, in advance, on the first day each and every month commencing July 1, 2004. The Rent shall be paid at the Landlord=s office or at such other place as the Landlord may, from time to time direct.

3.

Utilities. The Tenant and Landlord agree that all costs for the supply of utilities to the Premises including electricity, gas, hot water heater will not be included in the lease and paid by the Tenant.

4.

Parking. The Tenant shall have the right to the use of the parking lot outside the Building.

5.

Use and Occupancy of Premises. The Tenant agrees to use the Premises for office and warehouse purposes only and for no other purpose.

6.

Overdue Rent and Returned Cheques. The Tenant agrees to pay to the Landlord interest on overdue Rent payments at the rate of 12% per annum, compounded monthly.

7.

Assignment. The Tenant shall not assign this Lease.

8.

Care of Premises. The Landlord covenants to provide and maintain the Premises in a good state of repair, and the Tenant agrees to keep the Premises in a reasonable state of cleanliness, to assume all responsibilities for the repair of damages caused by his willful or negligent conduct, or that of persons who are permitted on the Premises by him; and the Tenant further agrees not to make, or carry out any major improvements, without first obtaining the Landlord=s approval in writing.

9.

Property Taxes. All real property taxes as assessed against the Landlord with respect to the Premises shall be payable by Landlord.

10.

Entry by Landlord. The Landlord may enter the Premises and view the state of repair, and shall be entitled to make such repairs and alterations as are required and/or necessary; provided that such entry shall only be made in accordance with the terms and conditions of the applicable laws.

11.

Representations and Warranties. The Tenant agrees that there was no promise, representation, undertaking or warranty by or binding upon the Landlord with respect to any alteration, remodeling or decorating of or installation of equipment or fixtures in the premises.

12.

Additional Covenants by Tenant. The Tenant further covenants:

(a)

That upon the termination of this lease to deliver up possession of the Premises to the Landlord or his authorized agent and further to surrender all keys relating to the Premises, entrance doors to the Landlord=s building and any other entrance device to the Premises or to the said building.

(b)

If parking space(s) is included in this lease, the Tenant=s automobile(s) shall be kept or stored therein entirely at the risk of the Tenant, and the Tenant further acknowledges that he has received due notice of the fact that any attendant in the said parking space(s) is operating under independent license granted by the Landlord to clean and service cars or otherwise assist Tenants of the building when hired by such Tenants and is not a servant or agent of the Landlord for any purpose whatsoever. It is also understood that under no circumstances are the parking space(s) or driveways to be used for washing or repairing cars. The Landlord shall have the privilege of allocating and changing the location(s) of the parking accommodation at any time during the term of the lease. Should the Tenant at any time dispose of his car(s) or for any other reason not require parking accommodation, it is understood and agreed that the Tenant shall not assign or sub-let the space(s) or receive any allowance for same except as agreed to by the Landlord.

(c)

To refrain from the doing of any act in the Premises which would in any way create a risk of fire or result in an increase in the rate of fire insurance covering the building and/or contents and further not to bring or store anything whatsoever therein which would have a like or similar result.

(d)

Not to obstruct the sidewalks, entrances, passageways, stairways or other common areas and not to use same for any purpose other than to gain access to and egress from the Premises of the Tenant.

(e)

That having examined the Premises prior to the execution of this lease, the Tenant is satisfied with its physical condition and taking possession of the premises shall be conclusive evidence of same.

(f)

Proviso for re-entry by the Landlord on non-payment of rent or non-performance of covenants. This proviso shall be subject to the terms and conditions of the applicable laws.

(g)

In the event of an emergency requiring repairs or other immediate attention by Tenant, the Tenant hereby agrees to forthwith notify Landlord or his duly authorized agent of such need for repairs or immediate action.

13.

Electrical and Mechanical. In the event of any breakdown of the electrical, mechanical, heating or plumbing systems, the Landlord will not be liable or responsible for damages, personal discomfort or any illness arising therefrom, but the Landlord will carry out all necessary repairs with reasonable diligence.

14.

Locks. The Tenant hereby consents to any alteration made in the locking system or to any change of locks in the Building in which the Premises are located.

15.

Notice of Termination of Tenancy.

(a)

If either the Landlord or the Tenant desire to terminate the tenancy at the expiration or end of the Term, he shall give notice in writing to that effect to the other party 30 days prior to the expiration of such Term or in accordance with the provisions of any applicable laws.

(b)

After the delivery of such notice of termination by either party, the Landlord shall be entitled to show the Premises to prospective tenants at all reasonable hours.

(c)

If neither party delivers such notice of termination to the other, then upon the expiration of the Term, the Tenant shall become a monthly tenant only subject to the terms and conditions as set out and the said monthly rental rate may be increased by the Landlord upon giving the Tenant the proper notice of such rental increase.

(d)

Any monthly tenancy as may be created under (c) may be terminated by giving notice not less than 60 days before the date the termination is specified to be effective and shall be specified to be effective on the last day of a month of the tenancy; provided that any such notice of termination shall be without prejudice to the Landlord=s right to show the Premises to prospective tenants at all reasonable hours after such notice has been delivered.

(e)

In the event that the Tenant is obliged to vacate the Premises on or before a specified date, and the Landlord enters into a lease with a third party to rent the within premises for any period thereafter to such third party, and the Tenant fails to vacate the Premises or on before the due date thereby causing the Landlord to be liable to such third party, then the Tenant will (in addition to all liability for compensation to the landlord for overholding) indemnify the Landlord for all losses suffered thereby as a result thereto.

16.

Breach of Covenant and Remedy.

(a)

In the event that either party, at any time, is in breach of any covenant contained herein (save and except the covenant to pay rent), the other party shall be obliged to provide written notice of such breach within 30 days from the date that such breach came to his attention and shall allow a reasonable period of time to the defaulting party in which to remedy such breach. Where either party fails to provide the other party with the required notice, neither party shall be entitled to a remedy for the alleged breach. Furthermore, the offending or defaulting party shall, upon remedying the breach, be relieved of any further liability therefor.

(b)

If on any rental due date the Premises are vacant and no payment of Rent has been received by the Landlord as yet, then it shall be presumed that the Tenant has abandoned the Premises and the Landlord shall, in that event, be entitled to, and may, in fact, take immediate possession of the Premises.

(c)

The Tenant and the Landlord hereby mutually consent and agree that in the event the Tenant breaches any term and/or condition of this lease, the Landlord shall be entitled to alter or cause to be altered the locking system to the Premises.

17.

Liability. The Landlord shall in no way whatsoever be liable or responsible for any damage, however caused, to any property (including automobiles and contents thereof) belonging to or owned by the Tenant or to any other person while such property is located upon the Premises or anywhere else on the property of the Landlord; furthermore, the Landlord shall be relieved from all liability for any damage to any such property at any time located upon the Premises arising from gas, steam, water, rain or snow, which may leak into, issue or flow from any part of the Premises or the Building, or from the gas, water, steam or drainage pipes or plumbing works of the same or any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wires or for any damage caused by anything done or omitted to be done by any tenants of the Landlord. The Landlord shall not in any way whatsoever be responsible or liable for any personal injury or death that be suffered or sustained by the Tenant, his employee(s), any member of his family, his agents, guests or other invitees who may be upon the Premises or the Building or appurtenances thereto. All risks of such injury or death shall be assumed by the Tenant who shall hold the Landlord harmless and indemnified therefrom. The Tenant shall be liable for any damage done by reason of water being left running from the taps in the Premises.

18.

Amendment or Waiver. No amendment or waiver of any part of this lease shall be effective unless same is in writing and attached to or endorsed upon the said lease by the Tenant and the Landlord or his agent, it being specifically understood and agreed between the parties hereto that the Landlord=s janitors and/or superintendents are NOT authorized agents of the Landlord within the meaning of this clause.

19.

Notices. Except where otherwise provided by any applicable laws, any notice required or contemplated by any provision of this lease shall be deemed to be sufficiently given if served personally, or deemed to be received within 72 hours of mailing post prepaid in a registered letter addressed to the Landlord as set forth herein, or to the Tenant at the address of the Premises.

20.

Miscellaneous. This lease and everything contained in it shall extend to and bind and enure to the benefit of the heirs, executors, administrators, successors and assigns (as the case may be) of the parties to it, subject to the consent of the Landlord being obtained, to an assignment or sublease by the Tenant, and where there is more than one Landlord or Tenant or where the Landlord or Tenant is a male, female or a corporation, the provisions of this lease shall be read with all necessary grammatical changes. All covenants in this lease entered into by more than one Tenant shall be construed as both joint and several.

_____________________________________________	_____________________________________________
T.L. Kalahar	Mentor Promotions, Inc. and Texas Fresh Air, Inc.
Cambridge Consultants, Inc.	By: Mark Wells, President
8140 Walnut Hill #700	5114 Dowell Circle
Dallas, Texas 75231	Rockwall,Texas 75032